Exhibit 2.9

Execution Version

DATED DECEMBER 13, 2023

ELMTREE INC.
as Chargor

and

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Collateral Agent

SHARE CHARGE

CONTENTS

The table of contents is empty. Heading styles must be applied in the document and be selected in the table of contents properties panel.

-i-

TK-905166

THIS SHARE CHARGE (referred to herein as this “Deed”) is made and delivered as a deed on
December 13, 2023
BETWEEN:
(1)ELMTREE INC., an exempted company registered under the laws of the Cayman Islands with limited liability with company registration number 401500 with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Chargor”); and
(2)WILMINGTON SAVINGS FUND SOCIETY, FSB as security trustee for the other Secured Parties (the “Collateral Agent”).
IT IS HEREBY AGREED AS FOLLOWS
1.DEFINITIONS & INTERPRETATION
1.1Unless otherwise defined or the context otherwise requires, words or expressions defined in the Note Purchase Agreement shall have the same meaning when used in this Deed.
1.2In addition, in this Deed:
“Cayman Companies Act” means the Companies Act (as revised) of the Cayman Islands.
“Company” means Promethean World Limited, a private limited company registered under the laws of England and Wales with company registration number 07118000 with its registered office at Promethean House Lower Philips Road, Whitebirk Industrial Estate, Blackburn, Lancashire, BB1 5TH.
“Effective Time” means the time at which the deed of release in respect of the Existing Share Charge takes effect.
“Enforcement Notice” means a written notice given by the Collateral Agent to the Chargor at any time after the occurrence of the events as set out under Clause 13.1, notifying the Chargor that the Collateral Agent intends to enforce on the Security.
“Existing Share Charge” the share charge agreement dated November 21, 2023 between Elmtree Inc. as chargor and Madison Pacific Trust Limited as security agent in respect of the Shares under the Existing Bonds, as amended, varied, novated or supplemented from time to time.
“Issuer” means Mynd.ai, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and formerly known as Gravitas Education Holdings, Inc.
“Legal Reservations” shall mean(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (b) the time barring of claims under any applicable law of any relevant jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and (c) similar principles, rights and defences under the laws of any relevant jurisdiction.
“Note Purchase Agreement” means the senior secured convertible note purchase agreement dated April 18, 2023 by and between, the Issuer as issuer of the notes thereunder, and the purchaser of notes identified therein, as Purchaser, as amended, varied, novated or supplemented from time to time.
“Obligors” means the Chargor, the Company and the Issuer. “Party” means a party to this Deed.
“Perfection Requirements” shall mean any and all registrations, filings, notarisations, notices, payment of stamp, registration, notarial or other similar taxes or fees and other actions and steps required to be made in any applicable jurisdiction in order to perfect security interests created by the Share Charge Agreement or in order to achieve the relevant priority for such security interests.
“Qualified Equity Financing” means an equity financing raised by the Issuer based on an implied valuation at least equal to the merger valuation which yields cash proceeds of at least
$50,000,000 (less all fees and expenses incurred in connection with the financing).
“Qualified Stock Market” means any of the New York Stock Exchange, NYSE American or any tier of the Nasdaq Stock Market.
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Secured Assets.
“Register of Mortgages and Charges” means the register of mortgages and charges of the Chargor maintained in accordance with section 54 of the Cayman Companies Act.
“Related Rights” means, in respect of any Share:
(a)all monies paid or payable in respect of that Share (whether as income, capital or otherwise);
(b)all shares, investments or other assets derived from that Share; and
(c)all rights derived from or incidental to that Share.
“Secured Assets” means all of the assets which from time to time are the subject of the Security created (or expressed to be created) by or under this Deed in favour of the Collateral Agent.
“Secured Obligations” means all present and future obligations and liabilities at any time due, owing or incurred by the Issuer, the Company and the Chargor to any of the Secured Parties under the Bond Documents (whether actual or contingent and whether owed jointly, severally or in any other capacity).
“Secured Parties” means the Collateral Agent and the Purchaser, together with their respective successors, assigns, and transferees.
“Security” means any mortgage, charge, pledge, lien, assignment or other security securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Period” means the period beginning on the Effective Time and ending on the earliest to occur of:
(a)the date on which (i) all Notes issued pursuant to the Bond Documents have been converted and all Ordinary Shares or ADSs issued upon such conversion shall have been made eligible for listing on a Qualified Stock Exchange in accordance with the terms of the Bond Documents (provided that such eligibility need not be available if at the time of such conversion the Ordinary Shares or ADSs are not then tradeable under Rule 144 (or any other exemption from registration) under the Securities Act of 1933 (as amended from time to time) without limitation on the amount of securities sold or the manner of sale), and (ii) the Issuer shall have received the cash proceeds of a Qualified Equity Financing; or
(b)the later to occur of: (i) the Maturity Date with respect to the Notes; and (ii) the date on which all obligations of the Issuer pursuant to the Bond Documents are paid in full or otherwise fully satisfied (other than inchoate indemnity obligations).
“Shares” means all shares in the capital of the Company, present and future, held directly or indirectly by (or to the order of or on behalf of) the Chargor from time to time including any shares and investments (if any) specified in Schedule 1 (Shares).
“Trust Property” means:
(a)the Security created or evidenced or expressed to be created or evidenced under or pursuant to any of the Bond Documents (being the “Bond Security”), and expressed to be granted in favour of the Collateral Agent as trustee for the Secured Parties and all proceeds of that Bond Security;
(b)all obligations expressed to be undertaken by the Obligors to pay amounts in respect of its liabilities to the Collateral Agent as trustee for the Secured Parties and secured by the Bond Security together with all representations and warranties expressed to be given by the Obligors in favour of the Collateral Agent as trustee for the Secured Parties;
(c)the Collateral Agent’s interest in any trust fund created pursuant to any turnover of receipt provisions in any Bond Documents; and
(d)any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Collateral Agent is required by the terms of the Bond Documents to hold as trustee on trust for the Secured Parties.
1.1Interpretation
In this Deed:
(a)Unless a contrary indication appears, a reference to:
(i)the “Chargor”, the “Collateral Agent”, the “Company”, the “Issuer”, the “Secured Parties”, or any other person shall be construed so as to include its successors in title, permitted assigns and/or permitted transferees;
(ii)a reference in this Deed to any Secured Asset or other asset includes, unless the contrary intention appears, present and future Secured Assets and other assets.
(iii)the absence of or incomplete details of any Secured Assets in any Schedule to this Deed shall not affect the legal validity or enforceability of any Security under this Deed; and
(iv)this Deed, the Note Purchase Agreement or any other agreement or instrument is a reference to this Deed, the Note Purchase Agreement or that other agreement or instrument as amended, novated, varied, released, supplemented, extended or restated or replaced from time to time (however fundamentally).
(b)A reference to a Clause or Schedule is a reference to a clause or schedule to this Deed and any reference to this Deed includes its Schedules.
(c)A provision of law is a reference to that provision as amended or re-enacted.
(d)The index to an the headings in this Deed are inserted for convenience only and are to be ignored in construing this Deed.
(e)Words importing the plural shall include the singular and vice versa.
1.2Third Party Rights
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Deed and no rights or benefits expressly or impliedly conferred by this Deed shall be enforceable under that Act against the Parties by any other person.
1.3Collateral Agent assumes no obligation
The Collateral Agent shall not be under any obligation in relation to the Secured Assets as a consequence of this Deed and the Chargor shall at all times remain liable to perform all obligations in respect of the Secured Assets.
1.4Conflicts
Notwithstanding anything in this Deed to the contrary, the security granted in favour of the Collateral Agent remains subject to the Note Purchase Agreement. In the event of any inconsistency or conflict between the terms of this Deed and the Note Purchase Agreement, the terms of the Note Purchase Agreement shall prevail.
1.5Declaration of trust
(a)Pursuant to its appointment as agent under section 9.7 of the Note Purchase Agreement, the Collateral Agent hereby accepts its appointment as agent and trustee by the Secured Parties and declares (and the Chargor hereby acknowledges) that the Trust Property (including the security constituted by this Deed) is held by the Collateral Agent as trustee for and on behalf of the Secured Parties on the basis of the duties, obligations and responsibilities set out in the Bond Documents.
(b)Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts created by this Deed or any other Bond Document. In performing its duties, obligations and responsibilities, the Collateral Agent shall be considered to be acting only in a mechanical and administrative capacity or as expressly provided in this Deed and the other Bond Documents.
(c)In acting as trustee for the Secured Parties under this Deed, the Collateral Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments. Any information received by some other division or department of the Collateral Agent may be treated as confidential and shall not be regarded as having been given to the Collateral Agent’s trustee division.
2.COVENANT TO PAY

1.1Covenant to pay
(a)The Chargor as primary obligor covenants with the Secured Parties that it shall, on demand, pay and discharge to the Secured Parties the Secured Obligations in the manner provided for in the Bond Documents pursuant to which such Secured Obligations arise and whether the relevant indebtedness, obligations or liabilities are express or implied; present, future or contingent; joint or several; incurred as principal or surety or in any other manner whatsoever. The Chargor hereby agrees to indemnify the Collateral Agent and each of the other Secured Parties against any losses, costs, charges, expenses and liabilities arising from any breach or failure to pay, discharge and satisfy the Secured Obligations in accordance with their respective terms.
(b)The covenants contained in this Clause 2.1 and the Security created by this Deed shall not extend to or include any liability or sum which would otherwise cause any such covenant or Security to be unlawful or prohibited by any applicable law.
1.2Default interest
If any amount payable by the Chargor under this Deed is not paid on its due date, interest shall accrue on a daily basis on the overdue amount from the due date of payment of such sum until the date of actual payment (both before and after judgment) at the default rate of 2% per annum higher than the rate as stipulated under Section 2.1 (Cash Interest Payments) of the Note.
3.CHARGING PROVISIONS
1.1General
All Security created by the Chargor in favour of the Collateral Agent under Clause 3.2 (Grant of Security) is:
(a)created with full title guarantee;
(b)continuing Security for the payment and discharge of the Secured Obligations; and
(c)granted in respect of all the rights, title and interest (if any), present and future, of the Chargor in and to the relevant Secured Asset.
1.2Grant of Security
With effect from the Effective Time, the Chargor charges by way of first fixed charge, in favour of the Collateral Agent as trustee for the Secured Parties, all of its present and future rights, benefits, title and interest in and to all the Shares and Related Rights which are at any time owned by the Chargor or in which the Chargor has an interest from time to time.
4.GENERAL SECURITY PROVISIONS
1.1Continuing security
The Security constituted by this Deed shall be continuing security and shall remain in full force and effect for the duration of the Security Period and regardless of any intermediate payment, discharge, satisfaction or settlement by any person of the whole or any part of the Secured Obligations or any other act, matter or thing.
If upon final repayment and satisfaction of the Secured Obligations there shall exist any right on the part of the Chargor or any other person to draw funds or otherwise which, if exercised,

would or might cause the Chargor to become actually or contingently liable to any Secured Party, whether as principal debtor or as surety for another person, then the relevant Secured Party will be entitled to retain this Deed and all rights, remedies and powers conferred by this Deed for so long as shall or might be necessary to secure the discharge of such actual or contingent liability.
1.2Additional security
The Security created, or purported to be created, by this Deed is in addition to and is not in any way prejudiced or affected by any other guarantee, Security or other right now or subsequently held by any Secured Party whether in relation to the Secured Obligations or otherwise.
1.3Settlements conditional
(a)If the Collateral Agent considers (in its reasonable opinion) that any amount paid by any person (including, for the avoidance of doubt, the Chargor) in respect of the Secured Obligations could reasonably be expected to be avoided or set aside for any reason, then for the purposes of this Deed, such amount shall not be considered to have been irrevocably paid.
(b)Any settlement, discharge or release between the Chargor and the Collateral Agent shall be conditional upon no Security or payment to or for the Collateral Agent by the Chargor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any law relating to bankruptcy, insolvency, liquidation or otherwise.
1.4Waiver of defences
The liability of the Chargor under this Deed will not be affected by any act, omission, matter or thing which, but for this Clause 4.4, would reduce, release or prejudice any of its liability under this Deed (without limitation and whether or not known to it or the Collateral Agent) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or any other person;
(b)the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or such other person;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;
(e)any amendment (however fundamental) or replacement of any Bond Document, any other document or any Security;
(f)any security, guarantee, indemnity, remedy or other right held by, or available to, a Secured Party;

(g)any unenforceability, illegality or invalidity of any obligation of any person under any document or Security; or
(h)any insolvency or similar proceedings.
1.5Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee, Receiver or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before enforcing its rights under and in accordance with Clause 13 (Enforcement of Security). This waiver applies irrespective of any law or any provision of any Bond Document or any other document to the contrary.
1.6Deferral of rights
Until the end of the Security Period and unless the Collateral Agent otherwise directs in writing, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising, under this Deed:
(a)to be indemnified by any Obligor;
(b)to claim any contribution from any guarantor of any Obligor’s obligations under any other Bond Document;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Secured Party under the Bond Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Bond Documents by any Secured Party;
(d)to bring legal or other proceedings for an order requiring any Obligor or any other person to make any payment, or perform any obligation, in respect of which any Obligor or other person has given a guarantee, undertaking or indemnity under any Bond Document;
(e)to exercise any right of set-off against any Obligor or any other person; and/or
(f)to claim or prove as a creditor of any Obligor or any other person in competition with any Secured Party.
If the Chargor receives any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the a Secured Party by the Obligors under or in connection with the Bond Documents to be paid in full) on trust for the Secured Parties, and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct for application in accordance with Clause 19 (Application of proceeds).
5.PERFECTION OF SECURITY
1.1Deposit of documents
(a)The Chargor shall promptly after the date of the Effective Time (and in any event within 3 days of the date of this Deed), deposit with the Collateral Agent (or procure the deposit of) all certificates and other documents of title to the Shares, and stock transfer forms (executed in blank by or on behalf of the Chargor) in respect of the Shares and the Collateral Agent shall be able to hold such documents of title and stock transfer forms until the Secured Obligations have been irrevocably and unconditionally discharged in full and shall be entitled, at any time following the occurrence of an Event of Default to complete, under its power of attorney given in this Deed, the stock transfer forms on behalf of the Chargor in favour of itself or such other person as it shall select; provided that it is agreed between Chargor and Collateral Agent that the share certificate in respect of the Shares will be deposited with the Collateral Agent promptly after the date of the Effective Time (and in any event within 30 days of the date of this Deed).
(b)The Chargor shall, promptly upon (and in any event within thirty business days of) the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Shares and the Related Rights (or upon acquiring any interest therein) notify the Collateral Agent of that occurrence and deposit with the Collateral Agent (or procure the deposit of): (i) all certificates and other documents of title representing such assets and (ii) such stock transfer forms or other instruments of transfer (executed in blank by or on behalf of the Chargor) in respect thereof as the Collateral Agent may require.
1.2Cayman Registration
The Chargor shall upon the Effective Time, instruct its registered office provider to enter particulars as required by the Cayman Companies Act created pursuant to this Deed in the Register of Mortgages and Charges and immediately after entry of such particulars has been made, and in any event within 15 business days after the date of the Effective Time, provide the Collateral Agent with a certified true copy of the updated Register of Mortgages and Charges in a form and substance satisfactory to the Collateral Agent.
1.3Custodians
The Collateral Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to all or any part of the Secured Assets as the Collateral Agent may reasonably determine and the Collateral Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any such person or be bound to supervise the proceedings or acts of any such person.
6.NEGATIVE PLEDGE
The Chargor shall not at any time during the Security Period create or permit to subsist any Security over all or any part of the Secured Assets other than the Security created pursuant to this Deed.
7.RESTRICTIONS ON DISPOSALS
The Chargor shall not at any time during the Security Period enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Secured Assets.
8.FURTHER ASSURANCE
1.1The Chargor shall promptly do all such acts and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions and making all filings and registrations) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may require) in favour of the Collateral Agent or its nominee(s):

(a)to create, perfect, protect and maintain the Security created or intended to be created under or evidenced by this Deed or for the exercise of any rights, powers and remedies of the Collateral Agent provided by or pursuant to this Deed or by law; and/or
(b)to, when and for so long as the Security constituted by this Deed is enforceable in accordance with Clause 13 (Enforcement of Security), facilitate the realisation of the assets which are, or are intended to be, the subject of the Security created by or under this Deed.
1.2The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary or desirable for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Collateral Agent by or pursuant to this Deed.
1.3Any document required to be executed by the Chargor under this Clause 8 will be prepared at the cost of the Chargor.
9.REPRESENTATIONS
1.1General
The Chargor makes the representations and warranties set out in this Clause 9 to the Secured Parties.
1.2Status
It is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
1.3Binding obligations and security
(a)Subject to the Legal Reservations, the obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable obligations; and
(b)This Deed creates the Security which it purports to create and the Security is valid and effective.
1.4Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:
(a)any law or regulation applicable to it;
(b)its constitutional documents; or
(c)any agreement or other document binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or other document.
1.5Power and authority
Subject to the Legal Reservations and the Perfection Requirements, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated by it.

1.6Validity and admissibility in evidence
Subject to the Legal Reservations and the Perfection Requirements, all authorizations required:
(a)to enable it lawfully to execute, deliver and perform its obligations this Deed; and
(b)to make this Deed admissible in evidence in its jurisdiction of incorporation (other than, in respect of the Cayman Islands, the payment of stamp duty referred to in Clause 9.7 (No filing or stamp taxes)), have been obtained or effected and are in full force and effect.
1.7No filing or stamp taxes
No stamp registration duty or similar tax or charge is payable under the laws of its jurisdiction of incorporation in respect of this Deed provided that stamp duty will be payable in respect of this Deed if this Deed is executed in, brought into or produced before a court of the Cayman Islands.
1.8Good title to assets
It has a good, valid and marketable title to the Secured Assets and none of the Secured Assets is entitled to immunity on any grounds from any legal proceeding.
1.9Legal and beneficial ownership
It is the sole legal and beneficial owner of the assets over which it purports to grant Security in this Deed, free from any other Security.
1.10Shares
(a)The Shares are:
(i)fully paid;
(ii)not subject to any option to purchase or similar rights; and
(iii)freely transferable with no consents being required to the transfer or its registration.
(b)The Shares constitute the whole of the issued share capital of the Company.
1.11Ranking
Subject to the Legal Reservations and the Perfection Requirements, the Security created by this Deed has or will, upon registration of the particulars of the Security in accordance with Clause
5.2 (Cayman registration), have first ranking priority and it is not subject to any prior ranking or pari passu Security.
1.12No default
No event or circumstance has occurred which constitutes a default under any deed or instrument which is binding on it, or to which its Secured Assets are subject.

1.13Times when representations made
(a)All the representations and warranties in this Clause 9:
(i)are made by the Chargor on the date of this Deed; and
(ii)shall be deemed to be repeated by the Chargor on each day falling within the Security Period.
(b)Each representation or warranty made or deemed to be repeated after the date of this Deed shall be made or deemed to be repeated by reference to the facts and circumstances existing at the date the representation or warranty is made or deemed to be repeated.
10.VOTING RIGHTS AND DIVIDENDS
1.1Voting rights and dividends prior to an Event of Default
Prior to the occurrence and during the continuance of an Event of Default, the Chargor shall:
(a)be entitled to receive all dividends, interest and other monies or distributions of an income nature arising from the Shares;
(b)be entitled to exercise all voting rights in relation to the Shares, provided that:
(i)    it does so for a purpose not inconsistent with other provisions of this Deed and the Bond Documents; and
(ii)the exercise of or, as the case may be, the failure to exercise those rights would not affect the fundamental characteristics or have an adverse effect on the ability of the Collateral Agent to realise the Security and would not otherwise prejudice the interests of any Secured Parties under any Bond Document.
1.2Voting rights and dividends after an Event of Default
Upon the occurrence of an Event of Default, the Collateral Agent may, at its discretion, in the name of the Chargor or otherwise and without any further consent or authority from the Chargor:
(a)exercise (or refrain from exercising) any voting rights in respect of the Shares;
(b)apply all dividends, interest and other monies arising from the Shares (if any) as though they were the proceeds of sale in accordance with Clause 19 (Application of Proceeds);
(c)transfer the Shares into the name of the Collateral Agent or such nominee(s) of the Collateral Agent as it shall require; and
(d)exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares including the right, in relation to the Company, to concur or participate in:
(i)the reconstruction, amalgamation, sale or other disposal of the Company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)the release, modification or variation of any rights or liabilities attaching to such shares or securities; and
(iii)the exercise, renunciation or assignment of any right to subscribe for any shares or securities, in each case in the manner and on the terms the Collateral Agent thinks fit, and the proceeds of any such action shall form part of the Shares.
1.3Payment of calls
The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Shares, and in any case of default by it in such payment, the Collateral Agent may, if it thinks fit, but is not obliged to, make such payment on its behalf in which case any sums paid by the Collateral Agent shall be reimbursed by the Chargor to the Collateral Agent on demand and shall carry interest from the date of payment by the Collateral Agent until reimbursed in accordance with Clause 2.2 (Default interest).
1.4Exercise of rights
The Chargor shall not exercise any of its rights and powers in relation to any of the Shares in any manner which would prejudice the value of, or the ability of the Collateral Agent to realise, the Security created pursuant to this Deed.
11.GENERAL UNDERTAKINGS
1.1Secured Assets
The Chargor shall during the Security Period in respect of any Secured Asset:
(a)take all such steps and do all such acts as may be necessary or desirable to preserve and maintain the subsistence, validity and value of such Secured Assets;
(b)observe, perform and otherwise comply with all covenants and other obligations and matters (whether or not contained in any lease, agreement or other document) from time to time affecting any of the Secured Assets or their use or enjoyment; and
(c)not use or permit any such Secured Asset to be used in any way which may adversely affect its value.
1.2Retention of documents
The Collateral Agent may retain any document constituting part of the Secured Assets delivered to it pursuant to this Deed or otherwise until the Security created by this Deed is released and if for any reason it ceases to hold any such document before such time, it may by notice to the Chargor require that the relevant document, to the extent in the Chargor’s possession, be redelivered to it and the Chargor shall promptly comply (or procure compliance) with such notice, to the extent reasonably possible.
1.3Defence of Secured Assets
The Chargor shall take all such reasonable and necessary action, at its own expense, to appear in and defend any action, suit or proceeding which purports to affect its title to, or right or interest in, the Secured Assets.

1.4Compliance with obligations
The Chargor shall:
(a)observe, perform and otherwise comply with all covenants and other obligations and matters (whether or not contained in any lease, agreement or other document) from time to time affecting any of the Secured Assets or their use or enjoyment;
(b)comply with all (and not permit any breach of any) bye-laws and other laws and regulations (whether relating to planning, building or any other matter) affecting any of the Secured Assets; and
(c)pay (or procure the payment of) all rents, rates, taxes, charges, assessments, impositions and other outgoings of any kind which are from time to time payable (whether by the owner or the occupier) in respect of any of the Secured Assets.
1.5Enforcement of rights
The Chargor shall at its own cost use its best endeavours to enforce any rights and institute, continue or defend any proceedings relating to any of the Secured Assets which the Collateral Agent may from time to time require.
1.6Preservation of Secured Assets
The Chargor shall do and perform all reasonable acts that may be necessary to maintain, preserve and protect the Secured Assets.
1.7Issuance of Shares
The Chargor will not consent to or approve, or allow the Company to consent to or approve, the issuance to any person of any additional shares of any class or any other equity interest of the Company, or of any securities convertible into or exchangeable for any such shares or other equity interests, or any warrants, options or other rights to purchase or otherwise acquire any such shares or other equity interests, except as (1) permitted under the Bond Documents or (2) any such issuance to (a) the Chargor or (b) the Issuer and provided that any further shares of any class or any other equity interest of the Company, or of any securities convertible into or exchangeable for any such shares or other equity interests, or any warrants, options or other rights to purchase or otherwise acquire any such shares or other equity interests in the Company, issued to the Chargor shall form part of the Secured Assets and, upon any such issuance, the Chargor shall deliver to the Collateral Agent the items listed in Clause 5.1 (Deposit of documents).
12.SECURITY POWER OF ATTORNEY
1.1Appointment and powers
The Chargor, by way of security for the performance of its obligations under this Deed, irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to, when and for so long as the Security constituted by this Deed is enforceable in accordance with Clause 13 (Enforcement of Security), execute, deliver and perfect all documents and do all things which the attorney may (acting in its sole discretion) consider to be required or desirable for:
(a)carrying out any obligation imposed on the Chargor by this Deed but following the expiry of any time period permitted for the performance has failed to do so by the date it was obliged to do (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Secured Assets); or
(b)following the occurrence of an Event of Default, enabling the Collateral Agent exercise, or delegate the exercise of, all or any of the rights, powers and remedies of the Collateral Agent provided by this Deed or by law.
1.2Ratification
The Chargor ratifies and confirms, and agrees to ratify and confirm, whatever any attorney does or purports to do pursuant to its appointment under this Clause 12.
13.ENFORCEMENT OF SECURITY
1.1When security is enforceable
Upon the occurrence of:
(a)an Event of Default;
(b)any event or the receipt by the Collateral Agent of any information or the coming to the attention of the Collateral Agent of any other matter or thing whatsoever which causes the Collateral Agent to reasonably believe (or determine based on the instructions of the Purchaser) that all or any part of the Secured Assets is in danger of seizure, distress or other legal process or that all or any part of the Security created by or pursuant to this Deed is otherwise for any reason whatsoever in jeopardy;
(c)the presentation of an application to the court for the making of an administration order in relation to the Chargor;
(d)the giving of written notice by any person (who is entitled to do so) of its intention to appoint an administrator of the Chargor or the filing of such a notice with the court; or
(e)a request from the Chargor to the Collateral Agent that it exercise any of its powers under this Deed, and in each case, upon the expiration of five (5) days after an Enforcement Notice has been delivered by the Collateral Agent to the Chargor.
1.2Rights and Powers of the Collateral Agent
(a)The Collateral Agent may in its absolute discretion at any time when the Security hereby constituted is enforceable pursuant to Clause 13.1:
(i)secure and perfect its title to the Secured Assets (including transferring the same into the name of the Collateral Agent or its nominee(s));
(ii)enforce all or any part of the Security created by this Deed (upon such terms and generally in such manner as the Collateral Agent thinks fit) and take possession and hold or dispose of all or any part of the Secured Assets;
(iii)without notice to the Chargor appropriate with immediate effect any of the Secured Assets and apply them (or any proceeds generated by them) in or towards the discharge of the Secured Obligations in such manner as the

Collateral Agent may think fit in its absolute discretion, whether such Secured Assets are held by the Collateral Agent or otherwise;
(iv)whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Deed) on chargees and by this Deed on any Receiver or otherwise conferred by law on chargees or Receivers; and
(v)transfer the Shares and Related Rights into the name of the Collateral Agent or such nominee(s) of the Collateral Agent as it shall require.
(b)The enforcement powers of the Collateral Agent under this Deed shall be construed in the widest possible sense and all Parties intend that the Collateral Agent shall have as wide and flexible a range of enforcement powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.
1.3Appointment of Receiver
(a)At any time when the Security created by or under this Deed is enforceable or if otherwise requested by the Chargor, the Collateral Agent may in writing appoint any person or persons to be a Receiver in respect of the Secured Assets or any part thereof and may remove any Receiver so appointed and appoint another. The Collateral Agent shall be entitled to appoint a Receiver save to the extent prohibited by section 72A of the Insolvency Act 1986.
(b)The power of appointment of a Receiver expressly provided under this Deed shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the Law of Property Act 1925 (as extended by this Deed) and such powers shall remain exercisable from time to time by the Collateral Agent in respect of all or any part of the Secured Assets.
(c)Any Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between the Receiver and the Collateral Agent. The Chargor shall be solely responsible for the payment of the remuneration of any Receiver appointed pursuant to this Deed.
(d)The Receiver shall, for all purposes, be the agent of the Chargor (who shall be solely liable for his acts, defaults and remuneration, unless and until the Chargor goes into bankruptcy or liquidation and thereafter he shall act as principal and shall not become the agent of the Collateral Agent or any other beneficiaries).
1.4Rights and Powers of Receiver
At any time when the Security created by or under this Deed is enforceable, any Receiver appointed pursuant to Clause 13.4 (Appointment of Receiver) shall have the following rights and powers in relation to the Secured Assets in respect of which it is appointed:
(a)all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;
(b)all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);
(c)to secure and perfect its title to the Secured Assets (including transferring the same into the name of the Collateral Agent or its nominee(s));

(d)to take possession of and hold or sell, realise, transfer or otherwise dispose of the Secured Assets (or any of them), at any time and in any way it deems expedient, free from any restrictions and claims. The consideration for any such transaction may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and may be payable or delivered, immediately or deferred, in one amount or by instalments over such period of time as the Collateral Agent or Receiver may think fit. Neither the Collateral Agent nor any Receiver shall be liable for any loss arising out of such sale, realisation or disposal;
(e)without prejudice to any other provision of this Deed, to collect, recover or compromise and give a good discharge for any dividends, interests or other moneys accruing or payable on the Secured Assets (or any of them);
(f)without prejudice to any other provision of this Deed, to exercise all voting and other rights attached to the Shares and Related Rights (or any of them) for any purpose, whether for the winding-up of the Chargor’s affairs or the realisation of all or any part of its assets or otherwise;
(g)to remove the directors of the Chargor and appoint such other persons as directors of the Chargor as the Receiver may decide;
(h)to manage and preserve the Secured Assets (or any of them) and to do (or permit the Chargor or any of its nominees to do) all such things as the Collateral Agent or such Receiver would be capable of doing if it was the absolute beneficial owner of the relevant Secured Assets;
(i)to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Secured Assets (or any of them);
(j)to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Chargor or the Secured Assets (or any of them);
(k)to redeem any Security (whether or not having priority to the Security created under this Deed) over the Shares and Related Rights (or any of them), to procure the transfer of that Security to itself and/or to settle the accounts of any person with an interest in the Chargor or the Secured Assets (or any of them);
(l)to raise or borrow money from or incur any other liability to any person either unsecured or on the security of any Secured Asset either in priority to the Security created under this Deed and generally on any terms and for whatever purpose;
(m)to appoint and discharge managers, officers, agents, accountants, and others for the purposes of this Deed upon such terms as to remuneration or otherwise as such Receiver sees fit;
(n)to exercise all the rights which may be exercisable by the registered holder or bearer of the Secured Assets (or any of them) and all other rights conferred on receivers and/or mortgagees by statute or common law;
(o)to do anything else such Receiver may think fit for the realisation and enforcement of the rights under this Deed or which may be incidental to the exercise of any of the rights conferred on the Collateral Agent or such Receiver under or by virtue of any Bond Document to which the Chargor is a party, and other applicable statutory provisions and applicable laws; and

(p)to spend such reasonable sums as is necessary in order to exercise any of the above rights and the Chargor shall pay to the Receiver all sums so spent.
1.5General
(a)For the purposes of determining whether any statutory power has arisen or become exercisable, the Secured Obligations shall be deemed to have become due and payable on the date of this Deed.
(b)The power of sale or other disposal conferred on the Collateral Agent and on the Receiver by this Deed shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Deed.
(c)The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Deed or to the exercise by the Collateral Agent of its right to consolidate all or any of the Security created by or pursuant to this Deed with any other security in existence at any time or to its power of sale.
1.6Contingencies
If the Collateral Agent enforces the Security constituted by or under this Deed at a time when no Secured Obligations are due to it but at a time when amounts may or will become so due, the Collateral Agent may pay the proceeds of any recoveries received by it into an interest bearing suspense account.
1.7No liability as mortgagee in possession
The Collateral Agent shall not be liable to account as a mortgagee or a mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee or mortgagee in possession might otherwise be liable.
1.8Redemption of prior mortgages
At any time when the Security created by or under this Deed is enforceable, the Collateral Agent may, at the sole cost of the Chargor (payable to the Collateral Agent on written demand):
(a)redeem any prior form of Security over any Secured Asset;
(b)procure the transfer of that Security to itself; and/or
(c)settle and pass the accounts of any prior mortgagee, the Collateral Agent or encumbrancer which, once so settled and passed, shall be conclusive and binding on the Chargor.
1.9Right of appropriation
(a)To the extent that the Security created by this Deed constitutes a “security financial collateral arrangement” and the Secured Assets constitute “financial collateral” for the purpose of the Financial Collateral Arrangements (No. 2) Regulations 2003 (the “Regulations”), the Collateral Agent shall have the right on giving prior notice to the Chargor, at any time when the Security is enforceable, to appropriate all or any part of those Secured Assets in or towards discharge of the Secured Obligations.

(b)The Parties agree that the value of the appropriated Secured Assets shall be determined by the Collateral Agent by reference to any publicly available market price or, in the absence of which, by such other means as the Collateral Agent (acting reasonably) may select including, without limitation, an independent valuation. For the purpose of Regulation 18(1) of the Regulations, the Chargor agrees that any such determination by the Collateral Agent will constitute a valuation in a “commercially reasonable manner”.
14.PROTECTION OF THIRD PARTIES
1.1A certificate of an officer or agent of the Collateral Agent to the effect that its power of sale has arisen and is exercisable shall be conclusive evidence of that fact in favour of a purchaser of all or any part of the Secured Assets. Upon receipt of such a certificate, no person (including a purchaser) dealing with the Collateral Agent or its agents has an obligation to enquire of the Collateral Agent or others:
(a)whether the Secured Obligations have become payable;
(b)whether any power purported to be exercised pursuant to the terms of this Deed or otherwise has become exercisable;
(c)whether any Secured Obligations or other monies remain outstanding;
(d)how any monies paid to the Collateral Agent shall be applied; or
(e)the status, propriety or validity of the acts of the Collateral Agent.
1.2The receipt by the Collateral Agent shall be an absolute and conclusive discharge to a purchaser and shall relieve such purchaser of any obligation to see to the application of any monies paid to or by the direction of the Collateral Agent.
1.3In Clauses 14.1 and 14.2, “purchaser” includes any person acquiring for money or money’s worth, any lease of, or Security over, or any other interest or right whatsoever in relation to, the Secured Assets or any of them.
15.SUSPENSE ACCOUNT
All monies received, recovered or realised by the Collateral Agent under this Deed (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any suspense or impersonal account(s) maintained with any bank, building society, financial institution or other person which the Collateral Agent considers appropriate (including itself) for so long as it may think fit pending their application from time to time at the Collateral Agent’s discretion, in or towards the discharge of any of the Secured Obligations and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.
16.SUBSEQUENT SECURITY
If the Collateral Agent receives notice of any subsequent Security or other interest affecting all or any of the Secured Assets it may open a new account or accounts for the Chargor in its books. If it does not do so then, unless it gives express written notice to the contrary to the Chargor, as from the time of receipt of such notice by the Collateral Agent, all payments made by the Chargor to the Collateral Agent shall not be treated as having been applied in reduction of the Secured Obligations.

17.PAYMENTS
1.1Currency of account
US$ is the currency of account and payment for any sum due from the Chargor under this Deed.
1.2No set-off by the Chargor
All payments to be made by the Chargor under this Deed shall be calculated and shall be made without (and free and clear of) any deduction, set-off or counterclaim.
18.AMENDMENTS AND WAIVERS
Any provision of this Deed may be amended only if the Collateral Agent and the Chargor so agree in writing.
19.APPLICATION OF PROCEEDS
All moneys received or recovered by the Collateral Agent or any Receiver pursuant to this Deed shall (subject to the claims of any person having prior rights thereto) be applied first in the payment of the costs, charges and expenses incurred in accordance with the Bond Documents and payments made by the Receiver or the Collateral Agent in accordance with this Deed, the payment of the Receiver’s remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers in accordance with this Deed, and thereafter shall be applied by the Collateral Agent (notwithstanding any purported appropriation by the Chargor) in accordance with the terms of the Note Purchase Agreement.
20.GROSS-UP
If the Chargor is compelled by law to make any deduction or withholding from any sum payable under this Deed to the Collateral Agent, the sum so payable by the Chargor shall be increased so as to result in the receipt by the Collateral Agent of a net amount equal to the full amount expressed to be payable under this Deed.
21.STAMP TAXES AND OTHER TAXES
(a)The Chargor shall pay all present and future stamp, registration, notarial and similar taxes or charges which may be payable, or determined to be payable, in connection with the execution, delivery, performance or enforcement of this Deed, the Security contemplated in this Deed or any judgment given in connection therewith.
(b)The Chargor shall indemnify the Collateral Agent and any Receiver on demand against any and all costs, losses, claims or liabilities (including penalties) with respect to, or resulting from, its delay or omission to pay any such stamp, registration, notarial and similar taxes or charges.
22.SET-OFF
The Chargor authorises each Secured Party (but no Secured Party shall be obliged to exercise such right) to set off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by that Secured Party to the Chargor and apply any credit balance to which the Chargor is entitled on any account with that Secured Party in accordance with Clause 19 (Application of Proceeds) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

23.MISCELLANEOUS
1.1Certificates and determinations
Any certification or determination by the Collateral Agent of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
1.2Fees and expenses
The provisions of section 6.2 of the Agency Agreement shall apply as if set out herein in full, mutatis mutandis.
1.3Partial invalidity
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
1.4Remedies and waivers
(a)No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.
(b)The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.
(c)A waiver given or consent granted by the Collateral Agent under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.
1.5No liability
None of the Collateral Agent, its nominee(s) or any Receiver appointed pursuant to this Deed shall be liable by reason of:
(a)taking any action permitted by this Deed; or
(b)any neglect or default in connection with the Secured Assets; or
(c)taking possession or realisation of all or any part of the Secured Assets, except in the case of gross negligence or wilful default upon its part.
1.6Assignment and Transfer
The Chargor may not assign any of its rights or transfer any of its rights or obligations under this Deed. The Collateral Agent may assign or otherwise transfer all or any of its rights and/or obligations under this Deed to any person in accordance with the terms of the Note Purchase Agreement.

1.7Discretion
Any liberty or power which may be exercised or any determination which may be made under this Deed by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Note Purchase Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.
1.8Implied Covenants for Title
(a)The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 3 (Charging Provisions).
(b)It shall be implied in respect of Clause 3 (Charging Provisions) that the Chargor is charging the Secured Assets free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).
24.NOTICES
1.1Communications in writing
Any communication to be made under or in connection with this Deed shall be made in writing and (unless otherwise expressly permitted to be given by telephone or as provided in Clause 24.3(b)) mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by e-mail to the addresses in Clause 24.2.
1.2Addresses
(a)The address, fax number and e-mail address (and the department or officer, if any for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified as follows:
(i)if to the Chargor or the Company,
-Mynd.ai, Inc., 720 Olive Way, Suite 1500, Seattle, WA 98101
-Attention: General Counsel
-Email: Legal@Mynd.ai and Allyson.krause@mynd.ai With copy to:
-CFO, Mynd.ai, Inc.
-Email: OfficeoftheCFO@mynd.ai and Arthur.Gitterman@mynd.ai
(ii)if to the Collateral Agent, to Wilmington Savings Fund Society, FSB at 500 Delaware Avenue, Wilmington, DE 19801, Attention of Pat Healy (Email: PHealy@wsfsbank.com).
(b)Any Party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

1.3Delivery
(a)Any communication or document mailed by certified or registered mail or sent by hand or overnight courier service in connection with this Deed shall be deemed to have been given when received.
(b)Unless the Collateral Agent specifies otherwise, any notices and other communications:
(i)sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement);
(ii)posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Clause 24.3(b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c)In the case of Clauses 24.3(b)(i) and 24.3(b)(ii) above, if such notice, email or other communication is not sent during the recipient’s normal business hours, such notice, email or communication shall be deemed to have been sent at the recipient’s opening of business on the next business day.
1.4English language
Any notice or document provided or given under or in connection with this Deed must be in English.
25.RELEASE OF SECURITY
1.1Release
Upon the expiry of the Security Period, the Security created under this Deed shall terminate and the Collateral Agent shall at the request and cost of the Chargor promptly execute and deliver to the Chargor such documents and instruments reasonably requested by the Chargor as shall be necessary to evidence termination of all Security given by the Chargor to the Collateral Agent hereunder subject to Clause 4.3 (Settlements conditional) and without recourse to, or any representation or warranty by, the Collateral Agent or any of its nominees.
1.2Clawback
If the Collateral Agent considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Deed and the Security constituted by it will continue and such amount will not be considered to have been irrevocably discharged.
26.COUNTERPARTS
This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

27.GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
28.JURISDICTION
The parties to this Deed shall submit all disputes arising under this Deed to arbitration in New York, New York before a single arbitrator of the American Arbitration Association (the “AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties. No party hereto will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit a party’s right to obtain an injunction for a breach of this Deed from a court of law. Any injunction obtained shall remain in full force and effect until the arbitrator fully adjudicates the dispute.

IN WITNESS WHEREOF this Deed has been executed and delivered as a deed on the date given at the beginning of this Deed.

SCHEDULE 1 SHARES

Name of Chargor which holds the shares	Name of company issuing shares	Number and class of shares
Elmtree Inc.	Promethean World Limited	203,200,001 ordinary shares

EXECUTION PAGE TO THE SHARE CHARGE

THE CHARGOR
Executed and Delivered as a Deed by    )
ELMTREE INC.    )
acting by:    )

Signature of witness

Name: Address:

Lau Hak Kin
Units 2001-05 & 11, 20/F., Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong
Occupation: Financial Controller

[Signature Page to Share Charge]

THE    COLLATERAL AGENT

WILMINGTON SAVINGS FUND SOCIETY, FSB, as
Collateral Agent

[Signature Page to Share Charge]